Exhibit 10.5

EXECUTION COPY

LOCK UP AGREEMENT

This Lock Up Agreement (this “Agreement”), dated as of June 1, 2009, is entered into by and among General Motors Nova Scotia Finance Company, a Nova Scotia unlimited company (the “Company”), General Motors of Canada Limited, a Canadian federal corporation (“GM Canada” or “GMCL”), GM Nova Scotia Investments Ltd., a Nova Scotia company (“GM Investments” and, collectively with the Company and GM Canada, the “Canadian Entities”), General Motors Corporation, a Delaware corporation (the “Guarantor”), and each of the undersigned beneficial owners (each a “Holder” and collectively, the “Holders”) of the Company’s 8.375% Guaranteed Notes due December 7, 2015 (the “2015 Notes”) or the Company’s 8.875% Guaranteed Notes due July 10, 2023 (the “2023 Notes” and together with the 2015 Notes, the “Notes”). The Holders, the Canadian Entities, the Guarantor and any subsequent person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties.” Each of the terms used herein not defined herein shall have the meaning given such term in the Fiscal and Paying Agency Agreement, dated as of July 10, 2003 (the “Fiscal and Paying Agency Agreement”), among the Company, the Guarantor, Deutsche Bank Luxembourg S.A., as fiscal agent (the “Fiscal Agent”) and Banque Générale du Luxembourg S.A. governing each series of Notes.

RECITALS

WHEREAS, the Guarantor and certain of its subsidiaries and affiliates who shall be debtors in the Chapter 11 Cases (as defined below) intend to commence on or about June 1, 2009 jointly administered chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11, title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Holders, the Canadian Entities and the Guarantor desire to, among other things, take certain actions and consummate certain transactions contemplated hereby to facilitate the resolution and settlement of various direct, indirect or derivative claims and causes of action of the Holders against one or more of the Canadian Entities and the Guarantor and to facilitate the business and financial restructuring of the Guarantor, the other debtors in the Chapter 11 Cases and certain of the Canadian Entities;

WHEREAS, the Company has requested and the Holders have agreed to vote to amend the Fiscal and Paying Agency Agreement and the global securities representing the Notes as contemplated by this Agreement, in exchange for certain cash payments and the preservation in the Chapter 11 Cases of certain direct, indirect or derivative claims and causes of action of the Holders and the Company against the Guarantor;

WHEREAS, in furtherance of the foregoing, the Company shall, in accordance with the terms of the Fiscal and Paying Agency Agreement, convene a meeting (the “Meeting”) of holders of the Notes for the purpose of passing an extraordinary resolution to amend the Fiscal and Paying Agency Agreement and the global securities representing the Notes to provide for the waiver of certain rights of the holders of the Notes, the release and discharge of certain claims and demands by such holders and the payment of certain amounts by the Company to the holders of the Notes upon the terms set forth in the form of extraordinary resolution attached hereto as Exhibit A (the “Extraordinary Resolution”).

WHEREAS, in connection with the transactions contemplated by this Agreement and in accordance with the terms and subject to the conditions hereof, Holders beneficially owning at least two-thirds of the aggregate principal amount of the 2015 Notes and Holders beneficially owning at least two-thirds of the aggregate principal amount of the 2023 Notes intend to vote such Notes in favor of the Extraordinary Resolution;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Support of the Extraordinary Resolution; Additional Covenants.

(a)	Each Holder agrees (i) that the Extraordinary Resolution, when duly passed at a Meeting, shall be binding on such Holder; (ii) to deliver or cause to be delivered irrevocably within three Business Days after the date of this Agreement voting instructions, in such form as specified by the Company, in favor of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is to be submitted in respect of the principal amount of each series of Notes held by such Holder as set forth on the signature page of such Holder or over which such Holder has voting power; provided such instruction shall cease to be irrevocable and shall become void and of no further force and effect automatically upon termination of this Agreement; (iii) to the extent permitted under the terms of the Fiscal and Paying Agency Agreement, to waive compliance with all covenants contained in the Fiscal and Paying Agency Agreement (other than those applicable to the Company’s or the Guarantor’s obligations hereunder) and to forebear from exercising their rights thereunder resulting from any default or event of default so long as this Agreement is in effect; and (iv) to cooperate in good faith in satisfying any other conditions required for the passage of the Extraordinary Resolution and the consummation of the transactions contemplated thereby (the “Transactions”), including effecting the voting commitments hereunder and the negotiation of any documents or agreements to be executed or implemented in connection therewith, or otherwise contemplated thereby, each of which documents and agreements shall be consistent in all material respects with this Agreement and the Extraordinary Resolution (all such proxies, instructions, documents and agreements, collectively, the “Transaction Documents”).

(b)

Each Holder agrees that it shall not (i) take any action that would cause the acceleration of the payment of principal of or interest on the Notes other than in connection with the liquidation referred to in section 6(b) and except as a result of the Chapter 11 Case of the Guarantor; (ii) propose, vote for, consent to, support or participate in the formulation of any plan or resolution other than Transactions, the Extraordinary Resolution and the Transaction Documents; (iii) other than as provided in Section 6(b) below, directly or indirectly seek, solicit, support or encourage any plan or resolution, including but not limited to any decree or order for relief in respect of any of the Company, the Guarantor or GM Canada in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, the Guarantor or GM Canada or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, other than the Transactions, the Extraordinary Resolution and the Transaction Documents, or any plan or resolution that reasonably could be expected to prevent, delay or impede the successful passage of the Extraordinary Resolution or implementation of the Transactions; or (iv) directly or indirectly sell, assign, pledge, hypothecate, grant an option on, or otherwise dispose of (each, a “Transfer”) or permit to subsist any pledge or security interest (save in the normal course of prime brokerage activity) over any of the Notes held by such Holder on the date hereof; provided, however, that any Holder may Transfer any of such Notes to any entity that executes and delivers to the Company a duly executed counterpart of this Agreement. This Agreement shall in no way be construed to preclude any Holder from acquiring additional Notes; provided, however, that any such additional Notes shall automatically be deemed to be subject to all of the terms of this Agreement.

(c)	The Company agrees (i) following the giving of the notice in accordance with clause (ii) of this Section 1(c), to convene the Meeting at the earliest time practicable under the terms of the Fiscal and Paying Agency Agreement for the purpose of passing the Extraordinary Resolution in accordance with the requirements of the Fiscal and Paying Agency Agreement, including, without limitation, the requirements of Schedule 4 (Provisions for Meetings of Noteholders) to the Fiscal and Paying Agency Agreement; (ii) within three Business Days after the date of this Agreement to give a notice in respect of the Meeting to holders of the Notes for the purpose of passing the Extraordinary Resolution, which notice shall specify the place, day and hour of the Meeting in accordance with the requirements of the Fiscal and Paying Agency Agreement; (iii) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to facilitate the compliance by the Holders with their obligations in Section 1(a) of this Agreement; (iv) to otherwise take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy all conditions required to be satisfied by the Company and the Paying Agent under the Fiscal and Paying Agency Agreement (including the schedules thereto) for the passage of the Extraordinary Resolution and the consummation of the Transactions, (v) to provide written confirmation to the Holders in the event that the Company elects not to move forward with the Transactions, and (vi) to cooperate in good faith in satisfying any other conditions required for the passage of the Extraordinary Resolution and the consummation of the Transactions, including the negotiation of the Transaction Documents, all of which shall be consistent in all material respects with this Agreement and the Extraordinary Resolution.

(d)	The Company, GMCL and the Holders agree within three Business Days after the date of this Agreement to establish an escrow account and enter into an escrow agreement with an escrow agent mutually satisfactory to the Parties, which agreement shall incorporate the terms of Exhibit B hereto (“Escrow Agreement”).

(e)	The Holders agree not to object to the treatment of unsecured creditors previously disclosed in the Current Report on Form 8-K filed by the Guarantor on May 28, 2009.

2. Amounts Payable. The Company agrees that upon approval of the Extraordinary Resolution, it shall pay the amounts specified therein in accordance therewith (the “Consent Fee”). The Company further agrees that within three business days after the approval of the Extraordinary Resolution, the Canadian Entities shall reimburse affiliates of Aurelius Capital Management, LP, Appaloosa Management L.P. and Fortress Investment Group LLC for legal fees and costs in the amount of US$2,000,000.

3. Termination of Agreement. This Agreement shall terminate or be terminable, as follows (such date of termination, the “Termination Date”): (i) by any Holder upon written notice to the Company on or after July 9, 2009, unless on or prior to such date the Meeting has been convened, the Extraordinary Resolution has been approved and the Company and the Paying Agent have paid of all amounts specified in the Extraordinary Resolution to the holders of the Notes in accordance therewith; (ii) by a Party not then in material breach of this Agreement upon written notice to the other Parties, upon the material breach by any nonterminating Party of any of the representations, warranties or covenants contained in this Agreement or the taking of any action by any non-terminating Party that is otherwise materially inconsistent with this Agreement; (iii) automatically upon the commencement prior to the date on which the Extraordinary Resolution is passed of any voluntary or involuntary case commenced under the Bankruptcy Code (or any proceedings therein), under any Canadian insolvency statutes, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or any statute, law, legislation, rule or regulation in respect of corporate reorganization or which provides for the appointment of an interim receiver, receiver, receiver and manager or liquidator, against or involving GM Canada or the Company or any of their assets or properties; or (iv) by any Holder upon written notice to the Company on or after the Transactions contemplated in this Agreement shall have been enjoined or otherwise prohibited by law and such injunction or prohibition is not vacated or otherwise terminated on or before the 10th day after the effectiveness of such injunction or prohibition. Upon termination of this Agreement, all obligations under this Agreement shall terminate and shall be of no further force and effect; provided, however, that (a) any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) all claims of the Holders with respect to the Consent Fee or any funds held in escrow under the terms of the Escrow Agreement as provided therein shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way, and (c) all rights and remedies set forth in Section 8 shall survive termination and shall not be prejudiced in any way. (i) Upon termination of this Agreement other than as a result of a material breach by the Holders prior to the date of payment of the Consent Fee to the Holders, or (ii) if after the date on which the Extraordinary Resolution is passed the Holders are required to turnover the Consent Fee by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority requiring such amounts be returned to the Company, all direct, indirect or derivative claims, causes of action, remedies, defenses, setoffs, rights or other benefits of the Holders against or from one or more of the Canadian Entities and the Guarantor except in the case of clause (ii) of this sentence the individual defendants in the Nova Scotia Proceeding shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever, including, without limitation, all claims and causes of action referred to in Section 5 of this Agreement and the full amount owing under the Loan Agreements as of the date hereof shall be immediately due and payable according to their terms as they exist as of the date hereof.

4. Representations and Warranties. Each of the Parties represents and warrants to each of the other Parties that the following statements are true, correct and complete as of the date hereof:

(a) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b) Authorization. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(c) Binding Obligation. Upon execution as set forth in Section 10, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation, by-laws, unlimited company agreement or other organizational document or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to a right of, or result in any termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any material contractual obligation, covenant or condition to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

(e) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require it to obtain or make any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any supranational, national, Federal, state, local, municipal, foreign or provincial government or any court of competent jurisdiction, tribunal, judicial or arbitral body, administrative or regulatory agency (including any stock exchange), public authority, commission or board or other governmental department, bureau, branch, agency, or any instrumentality of any of the foregoing, including, without limitation, the United States Treasury, the Bankruptcy Court or any other United States or Canadian court of competent jurisdiction, or any other third party, which has not already been obtained.

(f) No Proceedings. There is no civil, criminal, administrative or arbitral action, suit, claim, hearing, investigation or proceeding pending or, to the knowledge of such Party, threatened, against such Party or any of its affiliates or subsidiaries that questions the validity of this Agreement or any action taken or to be taken by such Party in connection with the performance or consummation of any transactions contemplated by this Agreement.

(g) Signing Holders. If the undersigned is a Holder, (i) the undersigned is either (A) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act of 1933, as amended or (B) if resident in Canada, an “accredited investor” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions; (ii) the undersigned has such knowledge and experience in financial and business affairs that the undersigned is capable of evaluating the merits and risks of the Transactions; (iii) the undersigned represents and warrants that the principal amount of each series of Notes held by such Holder as set forth on the signature page of such Holder is an accurate amount and that it is the beneficial owner of such Notes free and clear of all liens or other encumbrances, including any encumbrances on the right to vote such Notes under the Fiscal and Paying Agency Agreement; and (iv) the undersigned has the requisite power and authority to vote and grant proxies to vote the aggregate principal amount of the Notes represented as beneficially owned by it.

(h) No Other Creditors of the Company. The Company represents and warrants to the Holders that other than the indebtedness evidenced by the Notes and the Swap Liability (as defined below), the Company has no outstanding direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person or entity of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise in excess of an aggregate of US$2,000,000.

5. Certain Claims.

(a) Nova Scotia Proceeding. Upon the execution of this agreement by the Parties all proceedings in the proceeding in the Supreme Court of Nova Scotia titled Aurelius Capital Partners, LP et al. v. General Motors Corporation et al., Court File No. HFX No. 308066 (the “Nova Scotia Proceeding”) shall be held in abeyance pending the approval of the Extraordinary Resolution by the Holders of the Notes at the Meeting. Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Holders in accordance therewith, each Holder hereby releases and discharges the defendants in the Nova Scotia Proceeding (and the past and/or present directors, officers, employees, partners, insurers, co-insurers, controlling shareholders, attorneys, advisers, consultants, accountants or auditors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related and/or affiliated entities of each of them) from all claims and demands that are raised in the Nova Scotia Proceeding, and agrees to discontinue the Nova Scotia Proceeding on a without costs basis. Nothing contained in this Agreement shall preclude any Holder from pursuing any of the claims raised in the Nova Scotia Proceeding against any of the Canadian Entities or the Guarantor or any of the other debtors in the Chapter 11 Cases in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding and, as a result, an amount equal to the Consent Fee has been repaid provided, that, this Agreement precludes each Noteholder from pursuing any of the claims raised in the Nova Scotia Proceeding against any of Neil Macdonald, John Stapleton, Mercedes Michel and Maurita Sutedja (and their respective heirs, administrators and assigns) in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding.

(b) Intercompany Loan. Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Holders in accordance therewith, each Holder waives all (and shall cease to have any) rights and claims against the Company in respect of the Loan Agreements (as defined below), including with respect to any compromise or settlement of the loans thereunder, and such Holder’s rights in the Loan Agreements, and each Holder hereby releases and discharges GM Canada (and its past and present officers, directors and employees), Neil Macdonald, John Stapleton, Mercedes Michel and Maurita Sutedja (and their respective heirs, administrators and assigns) from all claims and demands whatsoever, presently known or unknown, which the Holders ever had, now have or may hereafter have against them by reason of claims and demands arising from or in connection with those certain loan agreements between the Company and GM Canada each dated as of July 10, 2003 and pursuant to which GM Canada borrowed from the Company the sum of five hundred fifty-five million, eight hundred sixty thousand Canadian dollars (C$555,860,000), and the sum of seven hundred seventy-eight million, two hundred four thousand Canadian dollars (C$778,204,000), respectively (collectively, the “Loan Agreements”), provided that nothing contained in this Agreement shall preclude the Holders from pursuing any claim in respect of the parties and claims otherwise released in this paragraph in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding. Furthermore, in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding and, as a result, an amount equal to the Consent Fee has been repaid, the settlement between the Company and GM Canada of the amount owing under the Loan Agreements as contemplated by this Transaction shall be null and void and the full amount owing under the Loan Agreements as of the date hereof shall be immediately due and payable according to their terms as they exist as of the date hereof.

(c) Other Claims. Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Holders in accordance therewith, with respect to any other claim it may have against the Canadian Entities or the Guarantor in its capacity as a holder of the Notes, each Holder covenants and agrees not to pursue any claim it may have other than in connection with the advancement of its claim under the Guarantee, the advancement of its claim against GM Nova Scotia in respect of the Notes and the Deficiency Claim (each as defined below). Nothing contained in this Agreement shall preclude the Holder from pursuing any other claim it may have against the Canadian Entities or the Guarantor or any of the other debtors in the Chapter 11 Cases in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding. For purposes of this Agreement, the “Guarantee” shall mean that certain guarantee of the Notes by the Guarantor included in the Fiscal and Paying Agency Agreement and the Notes.

(d) For purposes of clarity, it is understood and agreed that nothing contained in this Agreement shall: (i) release in any respect whatsoever any claim against the Company on the Notes or any claim against the Guarantor on the Guarantee, or (ii) preclude a Holder from pursuing any claim it may have against the Guarantor or any of the other debtors in the Chapter 11 Cases or any other Party that is not based on such Holder’s ownership of Notes.

(e) Legal Costs. The defendants in the Nova Scotia Proceeding release and waive any claim against the Holders for fees and costs related to that proceeding.

6. Stipulations and Acknowledgements.

(a) Acknowledgement of Deficiency Claim and Guarantee Claim. Each of the Parties hereto hereby expressly acknowledges, agrees and confirms that nothing contained in this Agreement is in any way intended to, nor shall it in any way operate to, directly or indirectly, limit, waive, impair or restrict, any rights, interests, remedies or claims (whether at law or in equity, and whether now or hereafter existing) which any Holder may have against, or to which any Holder is due or owed from, the Company in respect of the Notes or the Guarantor in respect of the Guarantee Claim or the Deficiency Claim (as defined below). Each of the Company and the Guarantor hereby expressly acknowledges, agrees and confirms that (i) the Deficiency Claim is a valid and enforceable claim of the Company and shall be enforceable against the Guarantor as allowed pre-petition general unsecured claims (the “Allowed Claims”) to the fullest extent permitted under applicable laws, (ii) the Notes are valid and enforceable claims of the Holders and shall be enforceable against the Company in their full amount, and (iii) the Guarantee Claim is a valid and enforceable claim of the Holders and shall be enforceable against the Guarantor in the Chapter 11 Cases as Allowed Claims to the fullest extent permitted under applicable laws.

(b) Guarantor Insolvency Claims. The Company and Guarantor stipulate and acknowledge as follows:

(i) forthwith after execution of this Agreement, the Company shall provide the Holders with a consent to a bankruptcy order pursuant to the Bankruptcy and Insolvency Act (Canada), which shall be executed by the duly authorized officers and directors of the Company in form satisfactory to the Holders. The Holders are hereby authorized for and on behalf of the Company to add to the executed consent the court file number for the application for the bankruptcy order once issued by the relevant court, and proceed to obtain the bankruptcy order. GMCL agrees to provide all necessary funding to the trustee in bankruptcy of the Company as may be required for it to administer the estate and to fully advance the Deficiency Claim (defined below) in the bankruptcy or insolvency proceedings of the Guarantor, including the payment of a retainer in the amount not to exceed $100,000, on the date that the Extraordinary Resolution is passed;

(ii) holders of the 2015 Notes and the 2023 Notes would and shall be entitled to a general unsecured claim in the bankruptcy or insolvency proceedings of the Guarantor for the full amount of the outstanding principal, interest and costs due on such Notes by virtue of the Guarantor’s Guarantee (the “Guarantee Claim”);

(iii) the trustee in bankruptcy of the Company would and shall be entitled to a general unsecured claim for contribution for any amounts unpaid to the Company’s creditors, namely the amount outstanding under the Notes, the Swap Liability (defined below) and any other liabilities (collectively, a “Deficiency Claim”), in the bankruptcy and insolvency proceedings of the Guarantor;

(iv) for greater certainty, the Consent Fee payment does not reduce, limit or impair the Notes, the Guarantee Claim or the Deficiency Claim;

(v) the Guarantor confirms that its only claim against the Company is the Swap Liability. If for any reason any portion of the Deficiency Claim is disallowed, the Guarantor agrees that the Swap Liability is subordinated to the prior, indefeasible payment in full of the Notes. In any event, any and all other undisclosed indebtedness, claims, liabilities or obligations of the Company to the Guarantor other than the Swap Liability are subordinated to the prior, indefeasible payment in full of the Notes. To the extent of the subordination provided for herein, the Guarantor agrees that should it receive any payments from the Company or a trustee in bankruptcy of the Company, it will hold such payment in trust and immediately pay over such amounts to the paying agent for the Notes;

(vi) the Guarantor shall not assert any right of set-off in respect of the Deficiency Claim; and

(vii) the Guarantor agrees and covenants that it will not take any action or assert any position inconsistent with this Section 6 and, if called upon by the Holders, will confirm its agreement with the positions confirmed herein in writing or at a court hearing as reasonably requested by the Holders.

For purposes of this Agreement, “Swap Liability” shall mean the obligations of the Company to the Guarantor, under currency swap arrangements between the Guarantor and the Company.

7. Non-Public Information. The Holders hereby acknowledge that: (i) each of the Company and the Guarantor may be, and each Holder is proceeding on the assumption that the Company and the Guarantor are, in possession of material, non-public information concerning themselves and their respective direct and indirect subsidiaries (the “Information”) which is not or may not be known to the Holders and that neither the Company nor the Guarantor has disclosed to the Holders; (ii) each Holder is voluntarily assuming all risks associated with the Transactions and expressly warrants and represents that (x) neither the Company nor the Guarantor has made, and except as expressly provided in this Agreement, each Holder disclaims the existence of or its reliance on, any representation by the Company or the Guarantor concerning the Company, the Guarantor or the Notes and (y) except as expressly provided in this Agreement, it is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the Transactions, and therefore has no claims against the Company or the Guarantor with respect thereto; (iii) if any such claim may exist, each Holder, recognizing its disclaimer of reliance and reliance by the Company and the Guarantor on such disclaimer as a condition to entering into the Transactions, covenants and agrees not to assert it against the Company, the Guarantor or any of their respective officers, directors, shareholders, partners, representatives, agents or affiliates; and (iv) neither the Company nor the Guarantors shall have any liability, and each Holder waives and releases any claim that such Holder might have against the Company, the Guarantor or any of their respective officers, directors, shareholders, partners, representatives, agents and affiliates whether under applicable securities law or otherwise, based on the knowledge, possession or nondisclosure by the Company or the Guarantors to each Holder of the Information. Each Holder further represents and acknowledges that is has received and reviewed (a) a copy of the prospectus, dated April 27, 2009, as amended and supplemented to date (or if resident in Canada, a copy of the Canadian offering memorandum dated April 27, 2009 which incorporates the prospectus, as amended and supplemented to date), relating to the offers by the Company and the Guarantor to exchange certain series of securities, including the Notes, which includes and incorporates by reference material public information concerning the Company and the Guarantors and (b) the Form 8-K filed by the Guarantor on May 28, 2009 relating to the proposed sale by the Guarantor of substantially all of its assets pursuant to Section 363(b) of the U.S. Bankruptcy Code.

8. Specific Performance. Each of the Parties hereto recognizes and acknowledges that a breach by any of the Parties hereto of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach the other Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such Parties may be entitled, at law or in equity.

9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

10. Effectiveness; Amendments. This Agreement shall not become effective and binding on a Party unless and until a counterpart signature page to this Agreement has been executed and delivered by such Party. Except as otherwise provided herein, once effective, this Agreement may not be modified, amended or supplemented except in a writing signed by each of the Parties hereto.

11. No Waiver. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

12. No Admission. Neither this Agreement nor the settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any claims released pursuant to Section 5 above, or of any wrongdoing or liability of or damage by any of the Parties hereto or their directors; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Parties hereto or their respective directors in any civil, criminal or administrative proceeding in any court, administrative proceeding in any court, administrative agency or other tribunal. The Parties and the Released Persons may file this Agreement and Exhibits in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

13. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such court or to the convenience of the forum.

14. Notices. All notices and consents hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered by courier service, messenger, facsimile, or by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

If to any one Holder, to:

such Holder at the address shown for such Holder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such Holder with copies to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Facsimile No.: (212) 801-9362

Attn:	Bruce R. Zirinsky
Clifford E. Neimeth
Anthony J. Marsico

And

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Facsimile No.: (212) 859-8583

Attn: Brian D. Pfeiffer

If to the Company, to:

General Motors Nova Scotia Finance Company

1300-1969 Upper Water Street

Purdy’s Wharf Tower Tower II

Halifax, Nova Scotia, Canada B3J 3R7

Facsimile No.: (905) 644-7319

Attn:	Chief Executive Offer, Chief Financial Officer and
Principal Accounting Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.: (212) 310-8007

Attn: Todd R. Chandler

15. Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

16. Consideration. It is hereby acknowledged by the Parties that, other than the agreements, covenants, representations and warranties of the Parties, as more particularly set forth herein, no consideration shall be due or paid to the Company for their agreement to use their commercially reasonable efforts to consummate the Transactions and the Extraordinary Resolutions in accordance with the terms and conditions of this Agreement.

17. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, administrators and representatives.

19. Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

20. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof but shall not supersede the Extraordinary Resolution or the Transaction Documents.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed signature page of this Agreement.

22. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

23. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

24. Additional Parties. Without in any way limiting the provisions hereof, additional holders of the Notes may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a party to this Agreement as a Holder in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

GENERAL MOTORS NOVA SCOTIA FINANCE COMPANY

By:	/s/ Neil J. Macdonald
	Name:	Neil J. Macdonald
	Title:	Secretary

GENERAL MOTORS CORPORATION

By:	/s/ Ray G. Young
	Name:	Ray G. Young
	Title:	Chief Financial Officer

GENERAL MOTORS OF CANADA LIMITED

By:	/s/ Neil J. Macdonald
	Name:	Neil J. Macdonald
	Title:	Vice President

GM NOVA SCOTIA INVESTMENTS LTD.

By:	/s/ Neil J. Macdonald
	Name:	Neil J. Macdonald
	Title:	Secretary

Signature Page to Lockup Agreement

HOLDERS:

AURELIUS CAPITAL PARTNERS, LP

By:	Aurelius Capital GP, LLC, its General Partner

By:	/s/ Dan Gropper
Dan Gropper
Managing Director Principal amount of 2015 Notes held: £17,822,000

Principal amount of 2023 Notes held: £41,480,000

Date: June 1, 2009

Address:	535 Madison Avenue 22nd Floor New York, NY 10022

Attention: Dan Gropper Fax: 212-786-5870

Signature Page to Lockup Agreement

HOLDERS:

AURELIUS CAPITAL MASTER, LTD.

	By:	Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

	By:	/s/ Dan Gropper
Dan Gropper
Managing Director
Principal amount of 2015 Notes held: £17,424,000

Principal amount of 2023 Notes held: £38,970,000

Date: June 1, 2008

Address for Notice:	AURELIUS CAPITAL MASTER, LTD. c/o Aurelius Capital Management, LP 535 Madison Avenue 22nd Floor New York NY 10022

Registered Office:

AURELIUS CAPITAL MASTER, LTD.

c/o GlobeOp Financial Services (Cayman)

Limited

45 Market Street, Suite 3205

2nd Floor, Gardenia Court

Camana Bay, West Bay Road South

Grand Cayman KYI-9003

Attention: Dan Gropper

Fax: 212-786-5870

HOLDERS:

Drawbridge DSO Securities LLC

By:	/s/ Constantine M. Dakolias
Constantine M. Dakolias President

Principal amount of 2015 Notes held: £111,600,000.00 Date: May 31, 2009

1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Constantine M. Dakolias Fax: (212) 798-6099

Drawbridge OSO Securities LLC

By:	/s/ Constantine M. Dakolias
Constantine M. Dakolias President

Principal amount of 2015 Notes held: £12,400,000.00 Date: May 31, 2009

1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Constantine M. Dakolias Fax: (212) 798-6099

FCOF UB Securities LLC

By:	/s/ Constantine M. Dakolias
Constantine M. Dakolias President

Principal amount of 2015 Notes held: £9,500,000.00 Principal amount of 2023 Notes held: £5,500,000.00 Date: May 31, 2009

1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Constantine M. Dakolias Fax: (212) 798-6099

GM Lock Up Agreement May 31, 2009

HOLDERS:

Appaloosa Investment Limited Partnership I

By:	/s/ James E. Bolin
	Name:	James E. Bolin
	Title:	Partner

Principal amount of 2015 Notes held: £15,181,000

Principal amount of 2023 Notes held: £22,696,000

Date: 6/1/09

c/o Appaloosa Management LP
51 JFK Parkway, 2nd Fl
Short Hills, NJ 07078

Attention: James Bolin
Fax: (973) 701-7055

Palomino Fund Ltd.

By:	/s/ James E. Bolin
	Name:	James E. Bolin
	Title:	Partner

Principal amount of 2015 Notes held: £22,187,000

Principal amount of 2023 Notes held: £33,171,000

Date: 6/1/09

c/o Palomino Fund Ltd.
51 JFK Parkway, 2nd Fl
Short Hills, NJ 07078

Attention: James Bolin
Fax: (973) 701-7055

Signature Page to Lockup Agreement

Thoroughbred Master Ltd.

By:	/s/ James E. Bolin
	Name:	James E. Bolin
	Title:	Partner

Principal amount of 2015 Notes held: £11,306,000

Principal amount of 2023 Notes held: £18,457,000

Date: 6/1/09

c/o Thoroughbred Master Ltd.
51 JFK Parkway, 2nd Fl
Short Hills, NJ 07078

Attention: James Bolin
Fax: (973) 701-7055

Thoroughbred Fund LP

By:	/s/ James E. Bolin
	Name:	James E. Bolin
	Title:	Partner

Principal amount of 2015 Notes held: £10,828,000

Principal amount of 2023 Notes held: £17,676,000

Date: 6/1/09

c/o Thoroughbred Fund LP
51 JFK Parkway, 2nd Fl
Short Hills, NJ 07078

Attention: James Bolin
Fax: (973) 701-7055

Signature Page to Lockup Agreement

HOLDERS:

Elliot International, L.P.,
By: Elliott International Capital Advisors Inc. – As attorney-in-fact

By:	/s/ Elliot Greenberg
Elliot Greenberg, Vice President

Principal amount of 2015 Notes held: £46,200,000

Principal amount of 2023 Notes held: £2,400,000

Date: May 31, 2009

c/o Elliot Management Corporation
712 Fifth Avenue
New York, NY 10019
Attention: Didric Cederholm
Fax: (212) 586-9461

The Liverpool Limited Partnership
By: Liverpool Associates Ltd. – As General Partner

By:	/s/ Elliot Greenberg
Elliot Greenberg, Vice President

Principal amount of 2015 Notes held: £20,800,000

Principal amount of 2023 Notes held: £1,600,000

Date: May 31, 2009

c/o Elliot Management Corporation
712 Fifth Avenue
New York, NY 10019
Attention: Didric Cederholm
Fax: (212) 586-9461

Signature Page to Lockup Agreement

Exhibit A

Extraordinary Resolution

Set out below in a combination form is the text of the Extraordinary Resolution. For clarity, the opening text for the Extraordinary Resolution in respect of each series has been set out separately.

For the 2015 Notes:

“THAT THIS MEETING (the “2015 Meeting”) of the holders of the 2015 Notes (the “2015 Holders”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Nova Scotia Finance Company (the “Company”), General Motors Corporation, Deutsche Bank Luxembourg S.A. (the “Fiscal Agent”) and Banque Générale du Luxembourg S.A. (the “Paying Agent” and together with the Fiscal Agent, the “Agents”) dated as of July 10, 2003 (the “Fiscal and Paying Agency Agreement”), by Extraordinary Resolution (the “Extraordinary Resolution”), HEREBY:”

For the 2023 Notes:

“THAT THIS MEETING (the “2023 Meeting”) of the holders of the 2023 Notes (the “2023 Holders”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Nova Scotia Finance Company (the “Company”), General Motors Corporation, Deutsche Bank Luxembourg S.A. (the “Fiscal Agent”) and Banque Générale du Luxembourg S.A. (the “Paying Agent” and together with the Fiscal Agent, the “Agents”) dated as of July 10, 2003 (the “Fiscal and Paying Agency Agreement”), by Extraordinary Resolution (the “Extraordinary Resolution”), HEREBY:”

For the 2015 and 2023 Notes (each series voting separately)

RESOLVES by special quorum an Extraordinary Resolution in accordance with the proviso to paragraph 5 of Schedule 4 of the Fiscal and Paying Agency Agreement to authorize and direct the addition of a new provision at the end of, and forming part of, Condition 6 of Schedule 1 of the Fiscal and Paying Agency Agreement, which also forms a part of the Global Notes representing the 2015 Notes and the 2023 Notes, as follows:

“Certain Claims

Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Noteholders in accordance therewith, each Noteholder hereby releases and discharges the defendants in the Nova Scotia Proceeding (and the past and/or present directors, officers, employees, partners, insurers, co-insurers, controlling shareholders, attorneys, advisers, consultants, accountants or auditors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related and/or affiliated entities of each of them) from all claims and demands that are raised in the proceeding in the Supreme Court of Nova Scotia titled Aurelius Capital Partners, LP v.

General Motors Corporation et al, Court File No. HFX No. 308066 (the “Nova Scotia Proceeding”), and agrees to discontinue the Nova Scotia Proceeding on a without costs basis. Nothing contained in this Extraordinary Resolution shall preclude any Noteholder from pursuing any of the claims raised in the Nova Scotia Proceeding against any of the Canadian Entities or the Guarantor or any of the other debtors in the Chapter 11 Cases in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding and, as a result, an amount equal to the Consent Fee has been repaid; provided, that, this Extraordinary Resolution precludes each Noteholder from pursuing any of the claims raised in the Nova Scotia Proceeding against any of Neil Macdonald, John Stapleton, Mercedes Michel and Maurita Sutedja (and their respective heirs, administrators and assigns) in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding.

Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Noteholders in accordance therewith, each Noteholder waives all (and shall cease to have any) rights and claims against the Company in respect of the Loan Agreements (as defined below), including with respect to any compromise or settlement of the loans thereunder, and such Noteholder’s rights in the Loan Agreements, and each Noteholder hereby releases and discharges GM Canada (and its past and present officers, directors and employees), Neil Macdonald, John Stapleton, Mercedes Michel and Maurita Sutedja (and their respective heirs, administrators and assigns) from all claims and demands whatsoever, presently known or unknown, which the Noteholders ever had, now have or may hereafter have against them by reason of claims and demands arising from or in connection with those certain loan agreements between the Company and GM Canada each dated as of July 10, 2003 and pursuant to which GM Canada borrowed from the Company the sum of five hundred fifty-five million, eight hundred sixty thousand Canadian dollars (C$555,860,000), and the sum of seven hundred seventy-eight million, two hundred four thousand Canadian dollars (C$778,204,000), respectively (collectively, the “Loan Agreements”), provided that nothing contained in this Extraordinary Resolution shall preclude the Noteholders from pursuing any claim in respect of the parties and claims otherwise released in this paragraph in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding and, as a result, an amount equal to the Consent Fee has been repaid. Furthermore, in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding, and, as a result, an amount equal to the Consent Fee has been repaid, the settlement between the Company and GM Canada of the amount owing under the Loan Agreements as contemplated by this Transaction shall be null and void and the full amount owing under the Loan Agreements as of the date hereof shall be immediately due and payable according to their terms as they exist as of the date hereof.

Upon the approval of the Extraordinary Resolution at the Meeting and the payment by the Company and the Paying Agent of the Consent Fee to each of the Noteholders in accordance therewith, with respect to any other claim it may have against the Canadian Entities or the Guarantor in its capacity as a holder of the Notes, the Noteholder covenants and agrees not to pursue any claim it may have other than in connection with the advancement of its claim under the Guarantee, the advancement of its claim against GM Nova Scotia in respect of the Notes and the Deficiency Claim (each as defined below). Nothing contained in this Extraordinary Resolution shall preclude the Noteholder from pursuing any other claim it may have against the Canadian Entities or the Guarantor or any of the other debtors in the Chapter 11 Cases in the event that the payment of the Consent Fee is successfully challenged by any person in a future proceeding. For purposes of this Extraordinary Resolution, the “Guarantee” shall mean that certain guarantee of the Notes by the Guarantor included in the Fiscal and Paying Agency Agreement and the Notes.

Nothing contained in this Extraordinary Resolution is in any way intended to, nor shall it in any way operate to, directly or indirectly, limit, waive, impair or restrict, any rights, interests, remedies or claims (whether at law or in equity, and whether now or hereafter existing) which any Noteholder may have against, or to which any Noteholder is due or owed from, the Company in respect of the Notes or the Guarantor in respect of the Guarantee Claim or the Deficiency Claim (as such terms are defined in the Lock-up Agreement). It is hereby expressly acknowledged, agreed and confirmed that that (i) the Deficiency Claim is a valid and enforceable claim of the Company and shall be enforceable against the Guarantor as allowed pre-petition general unsecured claims (the “Allowed Claims”) to the fullest extent permitted under applicable laws, (ii) the Notes are valid and enforceable claims to the Noteholders and shall be enforceable against the Company in their full amount, and (iii) the Guarantee Claim is a valid and enforceable claim of the Noteholders and shall be enforceable against the Guarantor as Allowed Claims to the fullest extent permitted under applicable laws.

For purposes of clarity, it is understood and agreed that nothing contained in this Extraordinary Resolution shall: (i) release in any respect whatsoever any claim against the Company on the Notes or any claim against the Guarantor on the Guarantee, or (ii) preclude a Noteholder from pursuing any claim it may have against the Guarantor or any of the other debtors in the Chapter 11 Cases or any other Party that is not based on such Holder’s ownership of Notes.

The Consent Fee payment does not reduce, limit or impair the Notes, the Guarantee Claim or the Deficiency Claim.

The Guarantor confirms that its only claim against the Company is the Swap Liability. If for any reason any portion of the Deficiency Claim is disallowed, the Guarantor agrees that the Swap Liability is subordinated to the prior, indefeasible payment in full of the Notes. In any event, any and all other undisclosed indebtedness, claims, liabilities or obligations of the Company to the Guarantor other than the Swap Liability are subordinated to the prior, indefeasible payment in full of the Notes. To the extent of the subordination provided for herein, the Guarantor agrees that should it receive any payments from the Company or a trustee in bankruptcy of the Company, it will hold such payment in trust and immediately pay over such amounts to the paying agent for the Notes. For purposes of this Extraordinary Resolution, “Swap Liability” shall mean the obligations of the Company to the Guarantor, under currency swap arrangements between the Guarantor and the Company.

The Guarantor shall not assert any right of set-off in respect of the Deficiency Claim.

RESOLVES by special quorum an Extraordinary Resolution in accordance with Schedule 4 of the Fiscal and Paying Agency Agreement to pay, subject to the approval of the foregoing Extraordinary Resolution by the requisite Noteholders, an amount equal to £366.46 per £1,000 of principal amount of the 2015 Notes outstanding and £380.17 per £1,000 of principal amount of the 2023 Notes outstanding (the “Consent Fee”), immediately following the approval of the foregoing Extraordinary Resolution by the requisite Noteholders. The Consent Fee shall be paid to the common depository by wire transfer, and Euroclear and Clearstream, as applicable, will credit the relevant accounts of their participants on the payment date. Payments in respect of Notes not evidenced by Global Notes shall be made by wire transfer, direct deposit or check mailed to the address of the holder entitled thereto as such address shall appear on the register of the Company.

RESOLVES by ordinary quorum an Extraordinary Resolution in accordance with the proviso to paragraph 5 of Schedule 4 of the Fiscal and Paying Agency Agreement to authorize and direct the following:

(a)	authorizes, directs and empowers the Agents to concur in, approve, and execute, and do all such deeds, instruments, acts and things that may be necessary to carry out and give effect to these resolutions;

(b)	sanctions, assents to and approves any necessary or consequential amendment to the Fiscal and Paying Agency Agreement to effect these resolutions; and

(c)	acknowledges that capitalized terms used in these resolutions have the same meanings as those defined in the Fiscal and Paying Agency Agreement, as applicable.

Exhibit B

Escrow Term Sheet

Escrow Agent	A Canadian institutional trustee mutually satisfactory to the parties, acting reasonably

Deposit	GMCL deposits the Consent Fee (the “Escrow Amount”) into a segregated account maintained on behalf of GMCL and GM Nova Scotia and the Holders with the Escrow Agent with a Canadian financial institution (“Escrow Account #1”)

Release upon passing of extraordinary resolution	Upon receipt by the Escrow Agent of the scrutineer’s report for the noteholder Meeting evidencing that the Extraordinary Resolution has been duly passed by the requisite majority of noteholders, the Escrow Agent shall cause the Escrow Amount to be deposited into a new segregated account opened on behalf of GM Nova Scotia and maintained by the Escrow Agent with a Canadian financial institution (“Escrow Account #2”).

Upon deposit of the Escrow Amount in Account #2, GM Nova Scotia shall be deemed to have acknowledged and agreed that the loans under the Loan Agreements shall have been settled and compromised in full subject to the terms of the Lock-Up Agreement.

Immediately upon the deposit of the Escrow Amount into Account #2, the Escrow Agent shall release the Escrow Amount and cause the Escrow Amount to be deposited with the Fiscal Paying Agent into the account specified by the Fiscal Paying Agent on Schedule A to the Escrow Agreement.

Release of funds to GMCL	The Escrow Agent shall cause the Escrow Amount to be released from Escrow Account #1 to GMCL and deposited into the account specified by GMCL on Schedule B to the Escrow Agreement in the following circumstances:

(i) if GM Nova Scotia and all of the Holders notify the Escrow Agent that the Meeting called for the passage of the Extraordinary Resolution has failed to occur prior to July 9, 2009 due to circumstances which are outside GM Nova Scotia’s control and the Lockup Agreement has been terminated by the Holders; or

(ii) upon receipt by the Escrow Agent of the scrutineer’s report for the noteholder Meeting evidencing that after holding the Meeting, the Extraordinary Resolution failed to be passed by the requisite majority of noteholders.

Release upon Bankruptcy or Failure to hold meeting	Upon receipt of notice by the Requisite Holders of any of the following events, the Escrow Agent shall cause the Escrow Amount to be released from Escrow Account #1 to all of the Holders and deposited into such accounts as may be specified in writing by each relevant Holder:

(a) Bankruptcy, CCAA or any similar proceeding of GM Nova Scotia initiated directly or indirectly or fomented in any way by GM Nova Scotia or one of its affiliates;

(b) a bankruptcy, CCAA or any similar proceeding of GMCL initiated directly or indirectly or fomented in any way by GMCL or one of its affiliates; or

(c) a failure to hold the Meeting by July 9, 2009 due to circumstances which are within GM Nova Scotia’s control.

For purposes of this section, “Requisite Holders” means Holders representing at least 51% of the outstanding principal amount of each series of Notes.

Release upon disputed Material Breach	In the case of a material breach of the Lockup Agreement other than those referred to above, the Escrow Agent shall retain the Escrow Amount in Escrow Account #1 until the Escrow Agent receives a final court order determining that such Material Breach has occurred. In such circumstances, the Escrow Agent shall pay out the Escrow Amount from Escrow Account #1 in a manner consistent with such court order (it being understood that if a Material Breach has occurred, the Escrow Amount shall be paid to the Holders).

Interest	Accrues to benefit of GMCL from date of Escrow Agreement to June 30, 2009 inclusive; thereafter accrues for the benefit of the Holders.

Currency	British Pounds

Fees	All fees of the Escrow Agent shall be for the account of GMCL. Fees and expenses of the Escrow Agent arising from court proceedings will be paid by GMCL subject to a right of reimbursement from the Escrow Amount in the event that GMCL is successful in such court proceedings.

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Indemnity	GMCL (unless broader indemnity required by Escrow Agent).

Termination	The Escrow Agreement shall be entered into no later than Wednesday June 4, 2009.

Definitions	Defined terms shall have the meanings set out in the Lock-Up Agreement.

Governing Law	Ontario

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